UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.     )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Commission File No. 0-20572

PATTERSON COMPANIES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

August 11, 2006

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Patterson Companies, Inc. to be held at 2930 Waters Road, Suite 100, Eagan, Minnesota 55121, on Monday, September 18, 2006, at 4:30 p.m. local time.

At the meeting you will be asked to vote for the election of four directors, to consider and vote upon approval of our Amended and Restated Employee Stock Purchase Plan and to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2007. I encourage you to vote for the nominees for director, for approval of the Amended and Restated Employee Stock Purchase Plan and for ratification of the appointment of Ernst & Young LLP.

Whether or not you are able to attend the meeting in person, I urge you to sign and date the enclosed proxy and return it promptly in the enclosed envelope, or follow the telephone or internet voting instructions that appear on the enclosed proxy card.

Very truly yours,

PATTERSON COMPANIES, INC.

Peter L. Frechette
Chairman

PATTERSON COMPANIES, INC.

1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

NOTICE

OF

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

SEPTEMBER 18, 2006

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Patterson Companies, Inc., a Minnesota corporation, will be held at 2930 Waters Road, Suite 100, Eagan, Minnesota 55121, on Monday, September 18, 2006, at 4:30 p.m. local time, for the following purposes, as more fully described in the accompanying proxy statement:

1.	To elect three directors to have terms expiring in 2009 and one director to have a term expiring in 2007, and until their successors shall be elected and duly qualified;

2.	To consider and vote upon approval of our Amended and Restated Employee Stock Purchase Plan;

3.	To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2007; and

4.	To consider such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on July 21, 2006, are entitled to notice of, and to vote at, the meeting. Whether or not you expect to attend the meeting in person, please mark, date and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States, or follow the telephone or internet voting instructions that appear on the enclosed proxy card. Proxies may be revoked at any time before they are exercised and, if you attend the meeting in person, you may withdraw your proxy and vote personally on any matter brought properly before the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Matthew L. Levitt
Secretary

St. Paul, Minnesota

August 11, 2006

PATTERSON COMPANIES, INC.

1031 MENDOTA HEIGHTS ROAD

ST. PAUL, MINNESOTA 55120

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD

SEPTEMBER 18, 2006

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Patterson Companies, Inc. for use at the annual meeting of shareholders to be held at 2930 Waters Road, Suite 100, Eagan, Minnesota 55121, on Monday, September 18, 2006, at 4:30 p.m. local time, or at any adjournment or postponement thereof. All shares of common stock represented by properly executed and returned proxies, unless such proxies have previously been revoked, will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed and returned proxies on which no specification has been made will be voted for the election of the nominees for director listed herein, for approval of our Amended and Restated Employee Stock Purchase Plan and for ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. If any other matters are properly presented at the meeting for action, including a question of adjourning or postponing the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

The notice of annual meeting, this proxy statement and the related proxy card are first being mailed to shareholders on or about August 11, 2006.

Record Date and Outstanding Common Stock

The board of directors has fixed the close of business on July 21, 2006, as the record date for determining the holders of outstanding common stock entitled to notice of, and to vote at, the meeting. On that date, there were 138,922,594 shares of common stock issued, outstanding and entitled to vote.

Revocability of Proxies

Any shareholder who executes and returns a proxy may revoke it at any time before it is voted. Any shareholder who wishes to revoke a proxy can do so by (a) submitting a later-dated proxy relating to the same shares by (1) following the telephone voting instructions, (2) following the internet voting instructions, or (3) signing, dating and returning another proxy to our company by mail, (b) filing a written notice of revocation bearing a later date than the proxy with our corporate secretary before the vote at the meeting, or (c) appearing in person at the meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates. Any written notice or subsequent proxy should be delivered to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Matthew L. Levitt, or hand-delivered to Mr. Levitt before the vote at the meeting.

Voting and Solicitation

Each shareholder is entitled to one vote, exercisable in person or by proxy, for each share of common stock held of record on the record date. Shareholders do not have the right to cumulate votes in the election of directors.

We will pay the expenses incurred in connection with the solicitation of proxies. We are soliciting proxies principally by mail. In addition, our directors, officers and regular employees may solicit proxies personally, by telephone, by facsimile or by e-mail, for which they will receive no consideration other than their regular compensation. We will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of shares of common stock held as of the record date and will reimburse such persons for their reasonable expenses so incurred.

Quorum; Abstentions; Broker Non-Votes

The presence, in person or by proxy, of the holders of at least a majority of the shares of common stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of business at the meeting. All votes will be tabulated by the inspector of election for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

If a properly executed proxy is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

If a properly executed proxy is returned by a broker holding shares in street name which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, such shares will be considered present at the meeting for purposes of determining a quorum, but will not be considered to be represented at the meeting for purposes of calculating the vote with respect to such matter.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of July 21, 2006, unless otherwise noted, by (a) each person who is known to us to own beneficially more than five percent of our common stock, (b) each director and nominee for director, (c) each executive officer named in the summary compensation table below, and (d) the directors and executive officers as a group. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to such shares. Except as otherwise noted below, we know of no agreements among our shareholders which relate to voting or investment power with respect to our common stock.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
FMR Corp. 82 Devonshire Street Boston, MA 02109	13,942,352	(3)	10.0%
U.S. Bancorp 800 Nicollet Mall Minneapolis, MN 55402	9,418,420	(4)	6.8%
Peter L. Frechette	6,626,341	(5)(6)	4.8%
Ronald E. Ezerski	2,645,084	(7)(8)	1.9%
James W. Wiltz	987,750	(5)(9)(10)	*
Andre B. Lacy	152,560	(7)	*
R. Stephen Armstrong	104,210	(5)(10)	*
Harold C. Slavkin	69,734	(7)(11)	*
Jeffrey H. Webster	58,105	(5)(10)	*
Ellen A. Rudnick	40,000	(7)	*
David P. Sproat	19,331	(5)(10)	*
Charles Reich	0		0
All directors and executive officers as a group (14 persons)	10,997,112	(12)	7.9%

*	Represents less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Securities “beneficially owned” by a person may include securities owned by or for, among others, the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the option or right to acquire within 60 days. The same shares may be beneficially owned by more than one person. Includes shares of common stock held by our Employee Stock Ownership Plan and Trust (the “ESOP”). Shares reported as owned by the ESOP trustee are also reported as beneficially owned by the executive officers to the extent that shares have been allocated to the ESOP accounts of the named persons. Allocated shares are voted by the ESOP trustee in accordance with the direction of ESOP participants. Generally, unallocated shares and allocated shares as to which no direction is made by the participants are voted by the ESOP trustee in the same percentage as the allocated shares as to which directions are received by the ESOP trustee. Unless otherwise indicated, the address of each shareholder is c/o Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120.

(2)	Percentage of beneficial ownership is based on 138,922,594 shares outstanding as of July 21, 2006. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

(3)

As set forth in Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. and Edward C. Johnson 3d on February 14, 2006, includes (a) 125,493 shares over which sole voting power is claimed, (b) no shares over which shared voting power is claimed, (c) 13,942,352 shares over which sole dispositive power is claimed, and (d) no shares over which shared dispositive power is claimed. Fidelity Management & Research Company, 82 Devonshire Street, Boston, MA 02109, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 13,816,859 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 10,593,020 shares. Fidelity Contrafund has its principal business office at 82 Devonshire Street, Boston, MA 02109. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the funds each has sole power to dispose of the 13,816,859 shares owned by the funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. Through their ownership of voting common stock and the execution of a shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ boards of trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston MA 02109, a wholly owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 124,773 shares as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each has sole dispositive power over 124,773 shares and sole power to vote or to direct the voting of 124,773 shares owned by institutional account(s) as reported above. Strategic Advisers, Inc., 82 Devonshire Street, Boston MA 02109, a wholly owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, provides investment advisory services to individuals. As such, FMR Corp’s beneficial ownership includes 720 shares beneficially owned through Strategic Advisers, Inc.

(4)	As set forth in Schedule 13G filed with the Securities and Exchange Commission by U.S. Bancorp and U.S. Bank, National Association on January 31, 2006, includes (a) 168,585 shares over which sole voting power is claimed, (b) 9,242,183 shares over which shared voting power is claimed, (c) 161,637 shares over which sole dispositive power is claimed, and (d) 24,350 shares over which shared dispositive power is claimed. U.S. Bank, National Association, an affiliate of U.S. Bancorp, acts as the ESOP trustee. The number of shares reported as beneficially owned includes approximately 9,230,982 shares held in the unallocated account of the ESOP, but excludes approximately 10,468,832 shares held in the allocated account of the ESOP.

(5)	Includes the following shares allocated to the ESOP account of the following persons: Peter L. Frechette (6,986 shares); James W. Wiltz (5,972 shares); R. Stephen Armstrong (5,732 shares); Jeffrey H. Webster (4,899 shares); and David P. Sproat (7,739 shares). The ESOP trustee has the right to receive, and the power to direct the receipt of, dividends from such shares.

(6)	Of the shares reported as beneficially owned, 6,106,017 shares are held by a revocable trust for the benefit of Mr. Frechette’s family members of which he is the settlor and one of the trustees.

(7)	Includes shares purchasable by the named person under our 1992 Director Stock Option Plan and/or our 2001 Non-Employee Directors’ Stock Option Plan: Ronald E. Ezerski (84,000); Andre B. Lacy (86,860 shares); Harold C. Slavkin (69,384 shares); and Ellen A. Rudnick (40,000 shares).

(8)	Of the shares reported as beneficially owned, 1,120,295 shares are held in Grantor Annuity Trusts.

(9)	Of the shares reported as beneficially owned, 2,550 shares are held in trust for members of Mr. Wiltz’s family.

(10)	Includes shares purchasable by the named person under our 1992 Stock Option Plan and/or our 2004 Equity Incentive Plan: James W. Wiltz (20,285); R. Stephen Armstrong (70,500); Jeffrey H. Webster (21,750); and David P. Sproat (4,436).

(11)	Of the shares reported as beneficially owned, 350 shares are held by Dr. Slavkin’s spouse.

(12)	Includes 78,415 shares allocated to ESOP accounts and 428,635 shares purchasable pursuant to the exercise of options.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth information with respect to compensation awarded to, earned by or paid to our Chief Executive Officer and our other highest paid executive officers for the fiscal years ended April 2004, 2005 and 2006. Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the Securities and Exchange Commission and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future. For more information regarding our salary policies and executive compensation plans, please review the information under the caption “Compensation Committee Report on Executive Compensation.”

Summary Compensation Table

Long-Term Compensation
		Annual Compensation		Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($) (1)		Securities Underlying Options (#) (2)	LTIP Payouts ($)	All Other Compensation ($) (3)
Peter L. Frechette (4) Chairman and Former Chief Executive Officer of Patterson Companies, Inc.	2006 2005 2004	382,071 404,977 399,265	0 240,961 381,612	0 0 0		0 0 0	0 0 0	5,248 7,393 4,153

James W. Wiltz (4) President and Chief Executive Officer of Patterson Companies, Inc.	2006 2005 2004	534,925 318,002 317,001	0 172,380 273,000	76,680 0 0	(5)	0 5,470 141,998	0 0 0	15,089 7,393 4,153

R. Stephen Armstrong Executive Vice President, Treasurer and Chief Financial Officer of Patterson Companies, Inc.	2006 2005 2004	257,401 247,453 232,560	0 111,583 176,715	134,871 56,841 57,153	(6) (7) (7)	0 3,930 7,288	0 0 0	37,286 45,685 24,060

Jeffrey H. Webster President of Webster Veterinary Supply, Inc.	2006 2005 2004	215,533 207,243 199,905	110,071 26,071 141,588	86,904 0 0	(8)	0 3,476 6,446	0 0 0	35,976 45,591 24,060

David P. Sproat President of Patterson Medical Products, Inc.	2006 2005 2004	212,497 167,896 165,458	65,625 72,451 77,398	102,240 4,854 16,156	(9) (7) (7)	0 9,346 3,194	0 0 0	36,027 44,404 21,164

(1)	Awards of restricted stock are granted under our Equity Incentive Plan pursuant to the provisions of our Long-Term Incentive Plan. In general, awards of restricted stock vest to the extent of 20% of the shares awarded each year beginning on the third anniversary of the date of grant. Restricted stock may also be purchased through deferral of salary under our Capital Accumulation Plan. In general, restricted stock purchased under such plan vests in full on the third anniversary of the date of the agreement granting the participant the right to purchase stock, unless a participant has elected to defer the vesting as provided in the plan. Dividends declared and paid on shares of our common stock are paid at the same rate on all of our restricted stock. For the fiscal year ended April 2006, no dividends were paid on our common stock.

(2)	Represents stock options granted under our stock option plans pursuant to the provisions of our Long-Term Incentive Plan.

(3)	Consists of contributions we made to the executive officer’s account under the ESOP for the end of the ESOP plan year and premiums we paid on term life insurance in the following amounts:

Name	Year	Contributions Made Under ESOP ($)	Term Life Insurance Premiums Paid ($)
Peter L. Frechette	2006 2005 2004	5,248 7,393 4,153	0 0 0
James W. Wiltz	2006 2005 2004	5,248 7,393 4,153	9,841 0 0
R. Stephen Armstrong	2006 2005 2004	30,052 42,922 24,060	7,234 2,763 0
Jeffrey H. Webster	2006 2005 2004	30,052 42,922 24,060	5,924 2,669 0
David P. Sproat	2006 2005 2004	30,052 42,922 21,164	5,975 1,482 0

(4)	Mr. Frechette served as our Chief Executive Officer until May 31, 2005. Effective May 31, 2005, Mr. Wiltz became our Chief Executive Officer.

(5)	Represents the dollar value of awards of restricted stock, calculated by multiplying the closing market price of our common stock on the date of grant ($51.12) by the number of shares awarded. At the end of fiscal year 2006, Mr. Wiltz held 1,500 restricted shares with a value of $48,870.

(6)	Represents (a) $122,688 in dollar value of awards of restricted stock, calculated by multiplying the closing market price of our common stock on the date of grant ($51.12) by the number of shares awarded, and (b) $12,183 representing the dollar value of the difference between the price paid by Mr. Armstrong for 1,459 restricted shares purchased from us through deferral of salary ($25.05) and the fair market value of such shares at the date of purchase ($33.40). At the end of fiscal year 2006, Mr. Armstrong held 20,795 restricted shares with a value of $677,501.

(7)	Represents the dollar value of the difference between the price paid for restricted shares purchased from us through deferral of salary and the fair market value of such shares at the date of purchase.

(8)	Represents the dollar value of awards of restricted stock, calculated by multiplying the closing market price of our common stock on the date of grant ($51.12) by the number of shares awarded. At the end of fiscal year 2006, Mr. Webster held 1,700 restricted shares with a value of $55,386.

(9)	Represents the dollar value of awards of restricted stock, calculated by multiplying the closing market price of our common stock on the date of grant ($51.12) by the number of shares awarded. At the end of fiscal year 2006, Mr. Sproat held 2,000 restricted shares with a value of $65,160.

Option Grants in Last Fiscal Year

We granted no options to purchase our common stock or stock appreciation rights to the executive officers named in the summary compensation table during the fiscal year ended April 2006.

Fiscal Year End Option Values

No options were exercised by the executive officers named in the summary compensation table during the fiscal year ended April 2006. The following table shows the number and value (stock price less exercise price) of unexercised stock options held by such persons as of the end of fiscal year 2006. No SARs were exercised by such persons during fiscal year 2006 or were outstanding at the end of that fiscal year.

	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-The-Money Options at Fiscal Year End ($) (1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter L. Frechette	0	0	N/A	N/A

James W. Wiltz	20,285	127,183	255,895	1,535,409

R. Stephen Armstrong	56,400	78,592	1,346,652	1,521,644

Jeffrey H. Webster	14,500	51,874	223,663	697,550

David P. Sproat	4,436	32,348	99,541	136,325

(1)	Based on the closing price of our common stock of $32.58 on the last trading day of fiscal year 2006.

Long-Term Incentive Plans—Awards in Last Fiscal Year

The following table shows each award of performance units made to the executive officers named in the summary compensation table during the fiscal year ended April 2006 under our Long-Term Incentive Plan.

Name	Number of Shares, Units or Other Rights (#) (1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans (2)
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
Peter L. Frechette	0	N/A	N/A	N/A	N/A

James W. Wiltz	500	(2)	$0	$25,560	$38,340

R. Stephen Armstrong	900	(2)	$0	$46,008	$69,012

Jeffrey H. Webster	600	(2)	$0	$30,672	$46,008

David P. Sproat	700	(2)	$0	$35,784	$53,676

(1)	Represents performance units valued at $51.12 for each unit at the date of award.

(2)	The right to receive the value of the performance units is conditioned upon achieving, during a three-year performance period, the performance measures. In particular, the total value of the award is equivalent to the number of units multiplied by the unit value. To earn 100% of the award, we must achieve certain performance targets. The targeted performance for this award is a combination of achieving 14.2% operating margin for the fiscal year ending in April 2008, and achieving an average 20.2% return on equity for the three-year period ending in April 2008. No units will be earned if we do not achieve an operating margin of at least 14.1% for the fiscal year ending in April 2008, and achieve an average return on equity of at least 20.1% during the three-year period ending in April 2008. If the minimum performance targets are not met, all units are cancelled. The number of units an award recipient can earn will increase for performance above the targeted performance to a maximum of 150% of the units awarded. The maximum values shown above assume that any units that have been earned are settled in cash at a value of $51.12 per unit. Because our compensation committee has the ability to settle any units that have been earned in our common stock on a one-for-one basis (one share of common stock for each unit), the value an award recipient may receive may be higher than the maximum value shown above.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

In July 1999, we entered into a letter agreement with R. Stephen Armstrong, our Executive Vice President, Treasurer and Chief Financial Officer. Pursuant to the agreement, Mr. Armstrong is entitled to receive certain benefits upon a change-in-control termination. If (a) within the 210 calendar-day-period immediately following a change-in-control Mr. Armstrong’s employment is terminated for any reason other than death, cause, disability or retirement, (b) within such 210 calendar-day-period, Mr. Armstrong terminates his employment for good reason, or (c) prior to a change-in-control the termination of Mr. Armstrong’s employment was either a condition of the change-in-control or was at the request or insistence of a person (other than our company) related to the change-in-control, then we will make a lump-sum cash payment to Mr. Armstrong in an amount equal to the sum of (x) 12 times his monthly base compensation plus (y) an amount equal to his target incentive under the then-existing management incentive plan at the 100% payout level. Further, on the first anniversary of the date of termination, we will make an additional lump-sum cash payment to Mr. Armstrong equal in amount to the aggregate initial lump-sum cash payment made under the letter agreement.

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The compensation committee of the board of directors (the “Committee”) makes annual recommendations to the board respecting the appropriate levels of compensation for our senior executive officers for the following calendar year. The Committee considers how the achievement of our overall goals and objectives can be aided through adoption of an appropriate compensation philosophy and effective compensation program elements. In addition to approving the compensation arrangements for senior management, the Committee also reviews and approves the adoption of any compensation plans in which officers and directors are eligible to participate. Three of our outside directors, Ms. Rudnick and Messrs. Ezerski and Slavkin, comprise the Committee.

Our executive pay program is designed to reward company and individual performance. The program focuses on total direct compensation. Accountability, revenue and impact to the organization determine the total compensation value for a position. There are three core components of our executive pay program: base salary, annual incentive bonus and long-term incentives.

The Committee reviews and makes recommendations to the board with respect to the base salary component of compensation on a calendar year basis and on a next fiscal year basis with respect to the proposed bonus potential for the senior executives. The bonus potential for each of the senior officers is directly affected by their participation in the Management Incentive Compensation Plan (“MICP”) which is reviewed by the Committee and adopted by the board on a fiscal year basis. The Committee also considers and makes recommendations to the board with respect to the participation and mix of benefits granted under the Long-Term Incentive Plan (“LTIP”).

The Committee had discussions with the Chairman, the President and the Executive Vice President, reviewed the present salary ranges, current salaries and bonus potential for each position, considered management’s overall salary objectives and discussed philosophy respecting the components of the compensation package such as the amount of compensation to be placed at risk, short-term versus longer term incentives, the use of equity awards, the alignment of executive compensation with the enhancement of shareholder value and other issues. The Committee also reviewed other information available to its members, including an executive compensation pricing report prepared from outside sources. That report benchmarked our base and total compensation for officer positions against market rates from a study by an independent compensation consultant, using a hybrid approach that includes a review of distribution, medical device, dental supply and general industries.

Based on these reviews, the Committee finds the total compensation of the Chief Executive Officer and the other executive officers named in the summary compensation table to be reasonable and not excessive.

Compensation Philosophy and Objectives

Our executive compensation philosophy is to link such compensation to the attainment of business objectives and earnings performance, over the near and longer term, which in turn will enable us to attract, retain and reward executive officers who contribute to our success. The MICP for fiscal year 2006 specifically tied incentive compensation to our earnings, and each participating officer’s incentive compensation, including incentive compensation for the senior officers, was dependent upon obtaining our planned increase in profit. The objective of the MICP is to encourage greater initiative, resourcefulness, teamwork and efficiency on the part of all key employees whose performance and responsibilities directly affect our profits. The overall goal of the plan is to reward these officers for achieving superior performance.

The Committee recognizes that the MICP, together with the bonus potential for each officer, places a substantial amount of the total compensation of an executive at risk. If our near and longer term goals are achieved, an executive could obtain total compensation at or near competitive total compensation levels based upon market rates for comparable positions. Keeping base salaries relatively low with a higher portion of the total compensation package dependent upon performance is compatible with our traditional executive compensation approach.

Current Executive Compensation Programs Components

As noted above, our current executive compensation program for senior officers, including the Chief Executive Officer, consists of a base salary, an annual cash incentive in the form of a potential bonus measured as a percentage of base salary and participation in the LTIP adopted by the board in December 1998. The particular elements of the compensation program are discussed more fully below.

Base Salary.    Annual base salary levels of executives are determined by the potential impact of the individual on our company, the skills and experience required by the position, the individual performance of the executive, our overall performance, internal equity and external pay practices. Our base salary ranges for fiscal year 2006 closely approximated the market averages described in our compensation pricing report benchmarked against market rates.

Incentive Compensation.    Annual cash bonuses are paid under the MICP and are designed to provide a direct financial incentive to executives to achieve our annual profit goals. The annual incentive bonus target is positioned at the market median in order to achieve total direct cash compensation at market levels. The annual bonus potential percentages of base salary range from 35% to 70% of base salary, subject to increase in direct relation to our increase in profit. The bonuses of certain executive officers are based entirely upon the performance of our company as a whole, while the bonuses of other executive officers are based 75% on the performance of the business units for which they are responsible and 25% on the performance of our company as a whole. Each senior executive officer has the opportunity to increase his targeted bonus potential as a percentage of base salary in accordance with the formula contained in the MICP which allows 150% of the targeted bonus potential to be paid if 110% of the planned profit is achieved. Conversely, the MICP allows 50% of the targeted bonus potential to be paid if 90% of the planned profit is achieved. No bonus is paid if our company does not achieve at least 90% of planned profit. The threshold level of planned profit for receiving a bonus based upon the performance of the company as a whole was not met in fiscal year 2006. Therefore, James W. Wiltz, our Chief Executive Officer, and other senior executives whose bonus is based on the performance of the company as a whole, did not receive a bonus for fiscal year 2006. Each year the MICP is revised to set new profit goals for our company and the key employee participants in the plan.

Long-Term Incentive Plan.    To address a need in the overall compensation package, the board adopted the LTIP in December 1998. The objectives of the LTIP are to: (1) create an incentive program to increase shareholder value over a longer term which does not compete with other benefit plans currently in place; (2) provide a program which assists in retention of and rewards new management employees, with limited effect on our financial statements and cash flow; and (3) recognize that equity compensation may not be appropriate for all management employees. Participants include officers, region managers, branch managers and other key managers. The plan was originally composed of two compensation elements: stock options and life insurance. Stock options were granted under the employee stock option plans adopted in 1992 and 2002 and the life insurance was made up of a combination of split dollar and key person insurance. Stock options granted vested incrementally over a three to nine year period and the life insurance created immediate coverage providing long-term cash value over five to fifteen years as a supplemental source of retirement income. We ceased paying the premiums for the split dollar life insurance policies under the LTIP in fiscal year 2004 in order to comply with the provisions of the Sarbanes-Oxley Act. We discontinued awarding stock options under the LTIP in fiscal year 2006. Instead of granting stock options, we granted restricted stock awards and performance units under the LTIP pursuant to the Equity Incentive Plan described below.

Equity Incentive Plan.    During fiscal year 2006, the Committee worked with an outside compensation consultant to update our current executive compensation program, including the LTIP. The consultant conducted a study of our current compensation program, conducted interviews with management and with Committee members and met with the Committee to present and review its findings and recommendations. In keeping with our compensation philosophy and objectives, the Committee’s goal is to provide a compensation package that emphasizes our commitment to long-term profitable growth while enabling us to attract, retain and reward executives who contribute to the company’s success. Consistent with this goal and the recommendations of our outside compensation consultants, the Committee has recommended and the board has authorized the use of the Equity Incentive Plan approved by shareholders in 2004 to grant awards of restricted stock and performance units under the LTIP commencing in fiscal year 2006. The restricted stock and performance unit ranges have been set to provide flexibility in structuring individually appropriate compensation. Annually, the Committee will determine the long-term incentive restricted stock awards and performance units to be granted. In general, the restricted stock awards vest to the extent of 20% of the shares awarded each year beginning on the third anniversary of the date of grant and performance units vest on the third anniversary of the award. The performance units will settle in cash or stock, at the discretion of the Committee, upon achievement of pre-determined performance objectives. The Committee believes that the foregoing modifications to the LTIP for fiscal year 2006 enabled the overall compensation program to continue meeting our stated objectives.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Our income tax deduction for executive compensation is limited by Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to $1 million per executive per year, unless compensation above that amount is “performance-based.” This limit applies to our Chief Executive Officer and the other executive officers who are most highly compensated. They are identified in the Summary Compensation Table. We have not had any deductions limited by Section 162(m) of the Code to date.

The Committee will make every reasonable effort to ensure that all compensation paid to our executives is fully deductible, provided it determines that application of this limit is consistent with our needs and executive compensation philosophy.

Compensation Committee Interlocks and Insider Participation

The name of each person who serves as a member of the Committee is set forth below. There are no compensation committee interlocks.

Respectfully submitted,

/s/ Ronald E. Ezerski

/s/ Ellen A. Rudnick

/s/ Harold C. Slavkin, Chairman

June 26, 2006	The Compensation Committee

AUDIT COMMITTEE REPORT

The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The committee reviewed with the independent registered public accounting firm that is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committees). In addition, the committee has discussed with the independent registered public accounting firm such firm’s independence from management and the company, including the matters in the written disclosures and the letter the committee received from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1, and considered the compatibility of nonaudit services with such firm’s independence.

The committee discussed with the company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal control, and the overall quality of the company’s financial reporting.

In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended April 29, 2006, for filing with the Securities and Exchange Commission. The committee and the board have also recommended, and seek shareholder ratification of, the selection of the company’s independent registered public accounting firm for the year ending April 28, 2007.

The committee is governed by a written charter approved by the board of directors. A copy of this charter was attached to the proxy statement for our 2005 annual meeting of shareholders. The committee is composed of three members who are considered independent because they satisfy the independence requirements as prescribed by Nasdaq Rule 4200(a)(15) and Exchange Act Rule 10A-3.

The committee held 12 meetings during fiscal year 2006.

Respectfully submitted,

/s/ Ronald E. Ezerski

/s/ Andre B. Lacy, Chairman

/s/ Charles Reich

June 26, 2006	The Audit Committee

COMPANY STOCK PERFORMANCE

The graph below compares the cumulative total shareholder return on $100 invested at the market close on April 27, 2001, the last trading day before the beginning of our fifth preceding fiscal year, through and including April 28, 2006, the last trading day before the end of our most recently completed fiscal year, with the cumulative total return for the same time period on the same amount invested in the S&P 500 Index, The Nasdaq Stock Market (U.S. Companies) Index and a Peer Group Index, consisting of 13 companies (including our company) based on the same Standard Industrial Classification code.* Pursuant to the rules of the Securities and Exchange Commission, we have added the S&P 500 Index to the following graph because we became a company within such index during the fiscal year ended April 2006. The chart below the graph sets forth the actual numbers depicted on the graph.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG PATTERSON COMPANIES, INC.,

SIC CODE INDEX, NASDAQ MARKET INDEX

AND S&P 500 INDEX

ASSUMES $100 INVESTED ON APRIL 27, 2001

ASSUMES DIVIDEND REINVESTED

FISCAL YEAR ENDING APRIL 29, 2006

	FISCAL YEAR ENDING
COMPANY/INDEX/MARKET	4/28/2001	4/27/2002	4/26/2003	4/24/2004	4/30/2005	4/29/2006
Patterson Companies, Inc.	$100.00	$146.46	$126.69	$252.49	$331.48	$213.64
SIC Code Index	$100.00	$120.71	$114.51	$182.01	$221.34	$205.74
Nasdaq Market Index	$100.00	$78.76	$67.48	$91.79	$92.36	$113.88
S&P 500 Index	$100.00	$87.37	$75.75	$93.08	$98.97	$114.23

*	Cantel Medical Corp., Chindex International, Inc., Encision Inc., Henry Schein, Inc., MWI Veterinary Supply, Inc., Nyer Medical Group, Inc., Owens & Minor, Inc., Patterson Companies, Inc., Pro-Dex, Inc., PSS World Medical Inc., Tutogen Medical, Inc., Viasys Healthcare Inc. and Zila, Inc.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The board of directors is divided into three classes, as nearly equal in number as possible, with the term of office of a class expiring each year. Directors are elected for staggered terms of three years and until their successors are elected and duly qualified. Ellen A. Rudnick, Harold C. Slavkin and James W. Wiltz have been nominated to serve three-year terms expiring in 2009, and Charles Reich has been nominated to serve a one-year term expiring in 2007. There are three other directors whose terms of office do not expire in 2006. There are no family relationships between any director or officer.

It is intended that votes will be cast pursuant to the enclosed proxy for the election of the nominees, except for those proxies that withhold such authority. Shareholders do not have cumulative voting rights with respect to the election of directors, and proxies cannot be voted for a greater number of directors than the number of nominees. If any of the nominees shall be unable or unwilling to serve as a director, it is intended that the proxy will be voted for the election of such other person or persons as the proxies shall, in their discretion, determine. We have no reason to believe that any of the nominees will not be candidates or will be unable to serve.

Set forth below is certain information concerning the nominees for election as director and the four directors whose terms of office will continue after the meeting.

Name	Age	Principal Occupation	Position with Patterson	Director Since
Peter L. Frechette	68	Chairman and Former Chief Executive Officer of Patterson Companies, Inc.	Chairman and Former Chief Executive Officer	1983

Ronald E. Ezerski	60	Private Investor	Director	1983

Andre B. Lacy	66	Chairman and Chief Executive Officer of LDI Ltd., LLC	Director	1989

Charles Reich	64	Former Executive Vice President of 3M Health Care	Director	2005

Ellen A. Rudnick	55	Executive Director and Clinical Professor at the University of Chicago Graduate School of Business	Director	2003

Harold C. Slavkin	68	Dean of the USC School of Dentistry	Director	2001

James W. Wiltz	61	President, Chief Executive Officer and Director of Patterson Companies, Inc.	President, Chief Executive Officer and Director	2001

Nominees for Election as Director for Terms Expiring at the Annual Meeting in 2009

Ellen A. Rudnick, age 55, has served as Executive Director and Clinical Professor of the Michael P. Polsky Center for Entrepreneurship at the University of Chicago Graduate School of Business since March 1999. She served as Chairman of Pacific Biometrics, a medical diagnostics company which she co-founded from 1993 to 1999; President of HCIA, and CEO of Healthcare Knowledge Resources, both healthcare information service companies from 1990 to 1992; and served in a variety of capacities at Baxter Healthcare from 1975 to 1990, including Corporate Vice President of Baxter Healthcare and President and Founder of Baxter Management

Services Division. Ms. Rudnick also served as Founder and Chairman of CEO Advisors, a consulting firm established in 1992. Ms. Rudnick also serves as director of First Midwest Bancorp, Inc., HMS Holdings Corporation and Liberty Mutual Insurance Company. She has been one of our directors since December 2003.

Harold C. Slavkin, age 68, has been Dean of the University of Southern California School of Dentistry since August 2000. Dr. Slavkin returned to USC after serving as the sixth director of the National Institute of Dental and Craniofacial Research, one of the National Institutes of Health. Dr. Slavkin is a member of the Institute of Medicine of the National Academy of Sciences, a Fellow of the American Association for the Advancement of Science, a Fellow of both the American College of Dentistry and the International College of Dentistry, Past-President of the American Dental Association and a member of the International Association for Dental Research. In 1968, Dr. Slavkin joined the faculty of the USC School of Dentistry. He has been one of our directors since December 2001.

James W. Wiltz, age 61, was elected President and Chief Executive Officer in May 2005. He served as one of our Vice Presidents from 1986 to 2003, and as our President and Chief Operating Officer from April 2003 through May 2005. He has been employed by us since September 1969, initially as a territory sales representative, then an equipment specialist and later a branch manager. In 1980, Mr. Wiltz was appointed Vice President of the Midwestern Division and was appointed Vice President, Sales and Distribution in 1986. From 1996 to 2003, Mr. Wiltz served as President of our subsidiary, Patterson Dental Supply, Inc. He has been one of our directors since March 2001.

Nominee for Election as Director for a Term Expiring at the Annual Meeting in 2007

Charles Reich, age 64, has been retired since October 2004. From October 2002 to October 2004, Dr. Reich served as Executive Vice President of 3M Health Care, a business segment of 3M Company. Dr. Reich joined 3M Company in 1968 as a research chemist and assumed a variety of management positions in the Research & Development organization before moving to business management in 1989. He held a variety of management and executive positions, including international postings, within 3M Company since that time. He also served as a member of the Executive Advisory Board, Juran Center for Leadership in Quality at the University of Minnesota. Dr. Reich has been a director of Imation Corp. since July 2004. He has been one of our directors since December 2005.

Director Whose Term Expires at the Annual Meeting in 2007

Peter L. Frechette, age 68, served as our Chief Executive Officer from September 1982 through May 2005. He was our President from September 1982 to April 2003, has been one of our directors since March 1983 and has been our Chairman since May 1985. Prior to joining us, Mr. Frechette was employed by American Hospital Supply Corporation for 18 years, the last seven of which he served as President of its Scientific Products Division.

Directors Whose Terms Expire at the Annual Meeting in 2008

Ronald E. Ezerski, age 60, served as our Vice President, Treasurer and Chief Financial Officer from December 1982 through July 1999 and was President of our subsidiary, Dental Capital Corporation, from December 1982 until October 1988 when it was merged into our company. From September 1996 through July 1999, Mr. Ezerski also served as our Executive Vice President. Mr. Ezerski has been one of our directors since March 1983.

Andre B. Lacy, age 66, has been Chief Executive Officer of LDI Ltd., LLC since 1986 and its Chairman since 1992. LDI Ltd., LLC is an industrial and investment limited liability company. Mr. Lacy is an executive officer and a member of the board of directors of FinishMaster, Inc. Mr. Lacy also serves as a director of The National Bank of Indianapolis Corporation. Mr. Lacy has been one of our directors since 1989.

The Board of Directors and Committees

The board of directors held eight meetings and took action by written consent twice during fiscal year 2006. Each director attended at least 75% of the meetings of the board and of those committees on which he or she served.

The board is comprised of a majority of “independent” directors as defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. The independent members of the board meet in executive session at each regular meeting of the board, with no members of management present.

The board of directors has established executive, audit, compensation and governance committees. Our governance committee also functions as our nominating committee. Each committee consists solely of members who are independent as defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market. In addition, each member of the audit committee is independent as defined in Exchange Act Rule 10A-3. Our company has Principles of Business Conduct and Code of Ethics. A current copy of the Principles of Business Conduct and Code of Ethics, as well as charters of the audit, compensation and governance committees, appear on our website at www.pattersoncompanies.com. Such documents are also available in print upon written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Investor Relations.

The following table shows the current membership of the committees and identifies our independent directors:

Name	Executive*	Audit	Compensation	Governance	Independent Directors
Peter L. Frechette	X
Ronald E. Ezerski		X	X	X	X
Andre B. Lacy		X		X	X
Charles Reich		X		X	X
Ellen A. Rudnick			X	X	X
Harold C. Slavkin			X	X	X
James W. Wiltz	X

*	R. Stephen Armstrong, our Executive Vice President, Treasurer and Chief Financial Officer, also serves on the executive committee.

The executive committee is granted the power to deal with important matters which arise between board meetings and upon which action must be taken or attention given prior to the next scheduled board meeting. The executive committee did not meet during fiscal year 2006.

The audit committee, chaired by Mr. Lacy, is empowered by the board of directors to review our financial books and records in consultation with our accounting and auditing staff and our independent auditors and to review with our accounting staff and independent auditors the scope of the audit, the audit plan and any questions raised with respect to accounting and auditing policy and procedure. The board of directors has adopted a written charter for the audit committee, a copy of which was attached to the proxy statement for our 2005 annual meeting of shareholders and, as noted above, is available on our website. The audit committee reviews and reassesses the adequacy of this charter on an annual basis. The audit committee held 12 meetings during fiscal year 2006.

The compensation committee, chaired by Dr. Slavkin, is authorized by the board of directors to establish general levels of compensation for our officers, to set the annual compensation of each of our executive officers, to grant options and award restricted stock and performance units to employees under our Equity Incentive Plan, and to review and approve our compensation and benefit plans. The board of directors has adopted a written charter for the compensation committee, a copy of which, as noted above, is available on our website. The compensation committee held five meetings during fiscal year 2006.

The governance committee, of which Mr. Lacy is lead director, performs the core function of recommending nominees to the board of directors and members of committees of the board. These responsibilities include establishing criteria for board and committee membership, considering rotation of committee members, reviewing candidates’ qualifications and any potential conflicts with our interests, assessing the contributions of current directors in connection with their renomination, and making recommendations to the full board. Among the responsibilities of the governance committee is advising the board on matters of diversity including race, gender and culture and recommending, as necessary, measures contributing to a board that, as a whole, reflects a range of viewpoints, backgrounds, skills, experience, and expertise. The governance committee also has the responsibility to oversee and review our processes for providing information to the board. The board of directors has adopted a written charter for the governance committee, a copy of which was attached to the proxy statement for the 2003 annual meeting of shareholders and, as noted above, is available on our website. The governance committee held five meetings during fiscal year 2006.

Audit Committee Matters

Our audit committee was established in accordance with Section 3(a)(58) of the Exchange Act. As noted above, each member of the audit committee is independent as defined in Rule 4200(a)(15) of the Marketplace Rules of the Nasdaq Stock Market and Exchange Act Rule 10A-3. Further, no member of our audit committee participated in the preparation of the financial statements of our company or any current subsidiary of our company at any time during the past three years.

Pursuant to our listing agreement with the Nasdaq Stock Market, each member of the audit committee is able to read and understand fundamental financial statements, including an issuer’s balance sheet, income statement, and cash flow statement and at least one member of the committee has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication. In addition, our board of directors has determined that Ronald E. Ezerski is an “audit committee financial expert” as such term is defined by Item 401(h) of Regulation S-K.

Governance Committee Procedures for Nominations

The governance committee has generally identified nominees based upon suggestions by outside directors, management and/or shareholders. Our board member selection criteria include: integrity; high level of education and/or business experience; broad-based business acumen; understanding of our business and industry; strategic thinking and willingness to share ideas; network of contacts; and diversity of experiences, expertise and backgrounds among board members. The committee has used these criteria to evaluate potential nominees. The committee does not evaluate proposed nominees differently depending upon who has made the recommendation.

The committee most recently appointed Charles Reich to the board in December 2005. Dr. Reich, who was known to several board members and members of management before joining the board, was brought to the attention of the committee by our Chief Executive Officer and our Chairman of the Board. The committee may from time to time engage third-party search firms to provide assistance in the identification of potential nominees whose qualifications and independence are then thoroughly evaluated by the committee. The committee paid fees to a third-party search firm in connection with assistance provided by such firm in the identification of nominees at the time Ellen A. Rudnick joined our board in December 2003.

It is the committee’s policy to consider director candidates recommended by shareholders who appear to be qualified to serve on the board of directors. The committee may choose not to consider an unsolicited recommendation if no vacancy exists on the board and the committee does not perceive a need to increase the size of the board. The committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Nomination Procedures

To submit a recommendation of a director candidate to the governance committee, a shareholder must submit the following information in writing, addressed to the lead director of the governance committee, care of the corporate secretary, at the main office of Patterson Companies, Inc.:

(1) The name of the person recommended as a director candidate;

(2) All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Exchange Act Regulation 14A;

(3) The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

(4) As to the shareholder making the recommendation, the name and address, as they appear on the books of Patterson Companies, Inc., of such shareholder; provided, however, that if the shareholder is not a registered holder of common stock, the shareholder must submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the common stock; and

(5) A statement disclosing whether such shareholder is acting with or on behalf of any other person and, if applicable, the identity of such person.

In order for a director candidate to be considered for nomination at the annual meeting of shareholders, the recommendation must be received by the committee as provided under “Shareholder Proposals for the 2007 Annual Meeting.”

Minimum Qualifications

In carrying out its responsibility to find the best-qualified persons to serve as directors, the governance committee will consider appropriate data with respect to each suggested candidate, consisting of business experience, educational background, current directorships, involvement in legal proceedings during the last five years which are material to the evaluation of the integrity of the candidate, and an indication of the willingness of the candidate to serve as a director.

In addition, prior to nominating an existing director for re-election to the board, the committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Shareholder Communications with Board Members

The board of directors has provided the following process for shareholders to send communications to the board and/or individual directors. All communications from shareholders should be addressed to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attention: Corporate Secretary. Communications to individual directors may also be made to such director at the company’s address. All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel. Any communications sent to the board in the care of the corporate secretary will be reviewed by him to ensure that such communications relate to the business of the company or its subsidiaries before being reviewed by the board.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of shareholders. We generally hold a board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. With the exception of Harold C. Slavkin, all directors then in office attended the 2005 annual meeting of shareholders.

Compensation of Directors

Non-employee directors receive a retainer of $35,000 per year plus $1,500 per board meeting attended. Audit committee members receive an additional retainer of $4,000 per year. Out-of-pocket expenses incurred on our behalf are reimbursed for all directors. The levels of cash compensation described in this paragraph represent an increase from the amount of cash compensation paid to non-employee directors in previous fiscal years.

On the date of each annual meeting of shareholders, each non-employee director who has been elected or reelected or whose board membership is continuing automatically receives an option award under our 2001 Non-Employee Directors’ Stock Option Plan. The number of shares to be covered by an option award to a non-employee director who is elected to the board for the first time, either by the shareholders or by the board to fill a vacancy, is 12,000 shares. The number of shares to be covered by an option award to a non-employee director who is reelected to the board or whose board membership is continuing is 5,000 shares. If an initial grant is made within six months of an annual grant to which a non-employee director would be entitled, such initial grant is in lieu of the next succeeding grant. Each option issuable pursuant to these provisions of the plan, with the exception of initial grants, is exercisable in full commencing on the first anniversary of the grant. Initial grants are subject to a three-year vesting schedule. Each option must be exercised within one year of termination of service as a member of the board of directors. In no event may it be exercised later than ten years from the date of grant. The awards described in this paragraph represent a reduction in the equity compensation permitted to be awarded to non-employee directors under the terms of our 2001 Non-Employee Directors’ Stock Option Plan.

In addition to the option grants described above, non-employee directors have the right to elect to receive additional options in lieu of the amount of the director’s annual fee for service on the board of directors, or a portion thereof.

Required Vote

Election as a director requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting. The board of directors recommends that shareholders vote FOR the election of the nominees listed above.

PROPOSAL NO. 2

APPROVAL OF AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN

Overview

Subject to shareholder approval, our board of directors has approved the Amended and Restated Employee Stock Purchase Plan (the “Plan”). The Plan serves to permit employee participation at historical levels by increasing the maximum number of shares of common stock available for sale under the existing Restated Employee Stock Purchase Plan from 2,750,000 shares to 4,750,000 shares. Following approval of the Plan by our shareholders, the Plan will be renamed the “Amended and Restated Employee Stock Purchase Plan of Patterson Companies, Inc.” In addition, the Plan updates the manner in which fair market value is determined by making reference to the closing price of our common stock (as reported by Nasdaq) rather than the mean of the bid and the asked prices for our common stock (as reported in the Wall Street Journal).

The Plan is intended to qualify under Section 423 of the Code. The Plan permits eligible employees to purchase common stock through payroll deductions, not exceeding 10% of an employee’s compensation, at a purchase price equal to 85% of the lower of the fair market value of the common stock on the offering date or at the end of each three-month period following the offering date during the applicable offering period.

Approval of the Plan will serve the interests of our company and our subsidiaries by continuing to provide employees of our company and designated subsidiaries with an opportunity to purchase common stock at a discount to fair market value through accumulated payroll deductions. We believe it is in the best interests of our shareholders that our employees own our common stock, and that ownership enhances our ability to attract and retain highly qualified people capable of assuring our growth, profitability and long-term success.

The Plan will become effective immediately upon approval by our shareholders. All outstanding options issued under the existing Restated Employee Stock Purchase Plan will remain in force and shares of common stock relating to outstanding options will be considered shares of common stock authorized under the Plan.

The following summary of the Plan does not purport to be a complete description and is qualified in its entirety by the specific language of the Plan which is attached to this proxy statement as Appendix A. The differences between the existing Restated Employee Stock Purchase Plan and the Plan are illustrated with bold, underlined text.

Description of the Plan

Purpose.    The purpose of the Plan is to provide employees of our company and designated subsidiaries with an opportunity to purchase our common stock through accumulated payroll deductions pursuant to a plan that qualifies for beneficial tax treatment under Section 423 of the Code as an “employee stock purchase plan.”

Administration.    The Plan may be administered and interpreted by our board of directors or any committee appointed by the board. The decisions and determinations of the board or any such committee will be final, conclusive and binding on all participants in the Plan.

Stock Subject to the Plan.    Under the Plan, eligible employees may purchase shares of common stock through payroll deductions at a discount from market price. An additional 2,000,000 shares of common stock, subject to adjustments for stock splits, will be available for purchase under the Plan, assuming our shareholders approve the Plan. The common stock issued under the Plan will be from authorized but unissued shares of our common stock.

Eligibility.    Eligible employees may participate in the Plan. To be eligible to participate in the Plan, an employee must (1) be employed by our company or a designated subsidiary for six consecutive months, (2) customarily work at least 20 hours per week and more than five months each calendar year, and (3) may not own 5% or more of the combined voting power or value of our capital stock or that of any of our subsidiaries. Non-employee directors are not eligible to participate in the Plan. As of April 29, 2006, approximately 5,063 employees were eligible to participate in the Plan. Under the Plan, no employee may purchase more than $25,000 worth of common stock (based on the fair market value of the common stock on the first day of the offering period) during any calendar year.

Offering Periods and Purchase Periods.    The Plan is divided into 12-month offering periods with a new offering period beginning on or about January 2 and continuing through December 31 of each year. The board has the power to change the duration of offering periods with respect to future offerings without shareholder approval if such change is announced at least 15 days prior to the scheduled beginning of the first affected offering period. Each offering period has four three-month purchase periods ending with exercise dates of March 31, June 30, September 30 and December 31. During the offering periods, participating employees accumulate funds in an account used to buy common stock through payroll deductions. Payroll deductions accrue at a rate of not less than $10 per pay period and not more than 10% of an employee’s compensation (excluding incentive compensation, bonuses and other incentive payments) paid during each payroll period in a purchase period. A participant may not make any additional payments into such account. At the end of each three-month purchase period, the purchase price is determined and the participating employee’s accumulated funds are used to purchase the appropriate whole number of shares of common stock. The purchase price per share of common stock is 85% of the lesser of (a) the fair market value of the common stock on the first day of the offering period and (b) the fair market value on the last trading day of the purchase period. “Fair market value” was formerly defined to be the mean of the bid and the asked prices for our common stock for such date, as reported in the Wall Street Journal (or, if not so reported, as otherwise reported by Nasdaq). The Plan defines “fair market value” to be the closing price of our common stock for such date as reported by Nasdaq or, if our common stock becomes exchange-listed, by such exchange. On July 21, 2006, the closing price of our common stock, as reported on the Nasdaq National Market, was $32.22 per share.

Effect of Termination.    Employees who terminate their employment for any reason prior to the last trading day of a purchase period will not be allowed to acquire shares under the Plan for that purchase period. Upon termination of employment, we will pay the balance in the employee’s account to the employee or to his or her estate without interest.

Transferability.    Neither payroll deductions credited to an employee’s account under the Plan nor any rights with regard to the purchase of shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the employee, other than by will or the laws of descent and distribution. However, a participant in the Plan may designate a beneficiary to receive any shares or cash remaining in such employee’s account at the time of his or her death by providing written notice of such designation to us.

Changes in Control.    In the event of a merger or sale of all or substantially all of our assets, each option to purchase shares during an ongoing offering period will be assumed or substituted for by the successor corporation, unless the board determines in its sole discretion and in lieu of such assumption or substitution that the participants shall have the right to exercise the options as to all of the optioned stock, including shares as to which the options would not otherwise be exercisable. In the event of a proposed liquidation or dissolution, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the board.

Termination or Amendment of the Plan.    The board may at any time terminate or amend the Plan. Except as set forth in the immediately preceding paragraph, no such termination can affect options previously granted, nor may an amendment make any change in any option previously granted which adversely affects the rights of any participant, nor may an amendment be made without shareholder approval if such amendment would (1) increase the number of shares that may be issued under the Plan, (2) permit payroll deductions at a rate in excess of 10% of the participant’s compensation, (3) change the designation of the employees eligible for participants, or (4) materially increase the benefits which may accrue to participants under the Plan. Unless sooner terminated, the Plan is intended to continue for a period of indefinite duration.

Certain Federal Income Tax Consequences

We intend that the Plan will qualify as an “employee stock purchase plan” under Section 423 of the Code. The following discussion is only a brief summary of the material federal income tax consequences to us and the participating employees in the United States in connection with the Plan. The discussion is general in nature and does not address issues relating to the income tax circumstances of any individual employee. The discussion is based on the Code as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The discussion does not address the consequences of applicable state, local or foreign tax laws.

Under the Code, we are deemed to grant employee participants in the Plan an “option” on the first day of each offering period to purchase as many shares of our common stock as the employee will be able to purchase with the payroll deductions credited to his or her account during the offering period. On the last day of each three-month purchase period, the purchase price is determined and the employee is deemed to have exercised the “option” and purchased the number of shares of common stock his or her accumulated payroll deductions will purchase at the purchase price.

The amounts deducted from a participating employee’s pay pursuant to the Plan will be included in the employee’s compensation and be subject to federal income and employment tax. Generally, no additional income will be recognized by the employee either at the beginning of the offering period, when the “option” is granted, or at the time the employee purchases shares of common stock pursuant to the Plan.

The required holding period for favorable federal income tax treatment upon disposition of common stock acquired under the Plan is the later of (1) two years after the deemed “option” is granted (the first day of an offering period), or (2) one year after the deemed “option” is exercised and the common stock is purchased (the last day of a purchase period). When the common stock is disposed of after this period, or after the employee’s death if the employee dies while holding the common stock (a “qualifying disposition”), the employee (or in the case of death the employee’s estate) realizes ordinary income to the extent of the lesser of (a) the amount by which the fair market value of the common stock at the time the deemed “option” was granted exceeded the “option price,” or (b) the amount by which the fair market value of the common stock at the time of the disposition exceeded the “option price.” The “option price” is equal to 85% of the lesser of the fair market value of the common stock on the first day of the offering period or the fair market value of the common stock on the last day of the purchase period. Thus, the maximum amount of gain taxable as ordinary income is the amount of the 15% discount measured as of the last day of a purchase period. Any further gain recognized on a qualifying disposition will be long-term capital gain. If the sale price is less than the option price, there is no ordinary income and any loss recognized generally will be a long-term capital loss.

When an employee sells or disposes of the common stock (including by way of most gifts) before the expiration of the required holding period (a “disqualifying disposition”), the employee recognizes ordinary income to the extent of the difference between the price actually paid for the common stock and the fair market value of the common stock at the date the option was exercised (the last day of a purchase period), regardless of the price at which the common stock is sold. Any additional gain recognized upon the disqualifying disposition will be capital gain. The capital gain will be long-term if the employee held the shares more than 12 months. If the sale price is less than the fair market value of the common stock at the date of exercise, then the employee will have a capital loss equal to such difference. Even though an employee must treat part of his or her gain on a qualifying disposition of the common stock as ordinary income, we may not take a business deduction for such amount. However, if an employee makes a disqualifying disposition, the amount of income that the employee must report as ordinary income qualifies as a business deduction for us for the year of such disposition.

New Plan Benefits

Participation in the Plan is entirely within the discretion of the eligible employees. Because we cannot predict the participation levels by employees, the rate of employee contributions or the eventual purchase price under the Plan, it is not possible to determine the number of shares that will be purchased or the value of benefits that may be obtained by executive officers and other employees under the Plan for the current fiscal year. Instead, the following table sets forth information with respect to the 296,812 shares of common stock purchased under the existing Restated Employee Stock Purchase Plan during the fiscal year ended April 2006.

Restated Employee Stock Purchase Plan

Name and Position	Dollar Value($) (1)	Number of Shares
Peter L. Frechette Chairman and Former Chief Executive Officer of Patterson Companies, Inc.	0	0
James W. Wiltz President and Chief Executive Officer of Patterson Companies, Inc.	0	0
R. Stephen Armstrong Executive Vice President, Treasurer and Chief Financial Officer of Patterson Companies, Inc.	3,424	523
Jeffrey H. Webster President of Webster Veterinary Supply, Inc.	0	0
David P. Sproat President of Patterson Medical Products, Inc.	1,622	253
Executive Group	6,043	922
Non-Executive Director Group	0	0
Non-Executive Officer Employee Group	1,930,854	295,890

(1)	Fair market value on the date of purchase, minus the purchase price.

Required Vote

Adoption of the Plan requires the affirmative vote of the holders of a majority of the outstanding shares. The board of directors recommends that shareholders vote FOR approval of the Plan.

Equity Compensation Plan Information

The following table provides information as of April 29, 2006 about the common stock that may be issued under all of our existing equity compensation plans, including the Equity Incentive Plan, the 1992 Stock Option Plan, the Stock Option Plan for Canadian Employees (the “Canadian Plan”), the Capital Accumulation Plan, the 2001 Non-Employee Directors’ Stock Option Plan (including shares underlying options granted under the former director stock option plan), and the Restated Employee Stock Purchase Plan. All of these plans have been approved by our shareholders, except the Canadian Plan. No further grants will be made under the 1992 Stock Option Plan, which has expired.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,889,067	$23.75	10,408,553
Equity compensation plans not approved by security holders	16,695	$26.07	1,890,352

Total	2,905,762	$23.76	12,298,905

Effective June 2000, we adopted the Canadian Plan. The Canadian Plan permits eligible employees who are designated and awarded an option to purchase such option through salary deductions. The option purchase price is equal to 37.5% of the market price on the date of grant. Options may be exercised three years after the grant date and terminate five years after the grant of the option. Options may be exercised to purchase shares at a price equal to the remaining 62.5% of the market price on the date of grant. A total of 2,000,000 shares of common stock have been reserved for issuance under the Canadian Plan.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the year ending April 28, 2007. A proposal to ratify that appointment will be presented to shareholders at the meeting. If the shareholders do not ratify such appointment, the audit committee will select another independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders in attendance.

Principal Accountant Fees and Services

Ernst & Young was our independent registered public accounting firm for the two most recently completed fiscal years. Aggregate fees for professional services rendered for our company by Ernst & Young for the fiscal years ended April 2005 and 2006 were as follows:

	Fiscal Year Ended April 30, 2005	Fiscal Year Ended April 29, 2006
Audit Fees	$779,000	$683,000
Audit-Related Fees	31,000	24,000
Tax Fees	375,000	161,000
All Other Fees	0	0

Total	$1,185,000	$868,000

Audit fees were for professional services rendered for the audits of the consolidated financial statements, statutory audits of subsidiaries, and reviews of Securities and Exchange Commission filings, including comfort letters, consents and comment letters. Audit-related fees were for employee benefit plan audits and, in fiscal year 2005, acquisition due diligence. Tax fees in fiscal year 2006 were for a business realignment project, other assistance on AbilityOne and other tax matters. Tax fees in fiscal year 2005 were for transaction cost analysis and other assistance on the AbilityOne acquisition, simplified LIFO election and other tax matters.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence. See “Audit Committee Report.”

Pre-Approval Policies and Procedures of Audit Committee

The audit committee is committed to ensuring the independence of our company’s outside auditor and directs significant attention toward the appropriateness of the auditor to perform services other than the audit. The committee has adopted pre-approval policies and procedures in this regard.

As a matter of policy, the outside auditor will only be engaged for non-audit related work if those services enhance and support the attest function of the audit, are an extension to the audit or audit related services, or relate to tax matters. Annually, the lead audit partner reviews with the committee the services the auditor expects to provide in the coming year, and the related fees. In addition, management provides the committee with a quarterly status for the committee’s approval of any non-audit services that the outside auditor has been asked to provide or may be asked to provide in the next quarter. The audit committee pre-approves all audit and non-audit services provided by the company’s outside auditor.

The projects and categories of service are as follows:

Audit—These services include the work necessary for the auditor to render an opinion on our consolidated financial statements. Audit services also include audit or attest services required by statute or regulation, such as comfort letters, consents, reviews of Securities and Exchange Commission filings, statutory audits in non-U.S. locations and attestation reports on internal control over financial reporting required under the Sarbanes-Oxley Act.

Audit Related Services—These services consist primarily of audits of benefit plans, due diligence assistance, accounting consultation on proposed transactions and internal control reviews.

Tax Services—Tax services consist of acquisition due diligence, transaction cost analysis, integration matters, review and consultation on tax provision and filings and other tax matters.

Other Services—The committee believes that other services are not an integral part of the examination of our company’s financial statements, and that other services may raise a real or perceived question as to the auditor’s independence. Accordingly, a very strong rationale must be presented to support the selection of the auditor for other services, and alternative service providers should also be considered.

The Chief Financial Officer is responsible for the implementation of the committee’s pre-approval policies and procedures. The committee pre-approved all of the services we received from Ernst & Young during fiscal year 2006.

Recommendation

The audit committee recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have an employment agreement with R. Stephen Armstrong. For additional information regarding such agreement, please review “Compensation of Executive Officers—Employment Contracts, Termination of Employment and Change-in-Control Arrangements.”

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and provide us with copies of such reports. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that, during the past fiscal year, our officers, directors and greater than ten percent shareholders complied with applicable filing requirements.

SHAREHOLDER PROPOSALS FOR

THE 2007 ANNUAL MEETING

If a shareholder wishes to present a proposal for consideration for inclusion in the proxy materials for the 2007 annual meeting of shareholders, the proposal must be sent by certified mail, return receipt requested, and must be received at the executive offices of Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Matthew L. Levitt, no later than April 13, 2007. All proposals must conform to the rules and regulations of the Securities and Exchange Commission. Under Securities and Exchange Commission rules, if a shareholder notifies us of his or her intent to present a proposal for consideration at the 2007 annual meeting of shareholders after June 27, 2007, we, acting through the persons named as proxies in the proxy materials for such meeting, may exercise discretionary authority with respect to such proposal without including information regarding such proposal in our proxy materials.

Our bylaws provide that in order for a person nominated by a shareholder to be eligible for election as a director at any regular or special meeting of shareholders, a written request that his or her name be placed in nomination must be received from a shareholder of record by our corporate secretary not less than 60 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director. A copy of our bylaws may be obtained by written request to Patterson Companies, Inc., 1031 Mendota Heights Road, St. Paul, Minnesota 55120, Attn: Matthew L. Levitt. Please refer to “Proposal No. 1 Election of Directors—Governance Committee Procedures for Nominations” for the procedures for nominating directors.

ANNUAL REPORT TO SHAREHOLDERS

A copy of our annual report to shareholders for the fiscal year ended April 29, 2006, accompanies the notice of annual meeting, this proxy statement and the related proxy card. No part of the annual report to shareholders is incorporated herein and no part of the annual report to shareholders is to be considered proxy-soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS

Peter L. Frechette
Chairman

St. Paul, Minnesota

August 11, 2006

APPENDIX A

AMENDED AND RESTATED

EMPLOYEE STOCK PURCHASE PLAN OF

PATTERSON COMPANIES, INC.

The following constitute the provisions of the Amended and Restated Employee Stock Purchase Plan of Patterson Companies, Inc. (the “Company”), a Minnesota corporation.

1.	Purpose. The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

a.	“Board” shall mean the Board of Directors of the Company.

b.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

c.	“Common Stock” shall mean the Common Stock, $.01 par value, of the Company.

d.	“Company” shall mean Patterson Companies, Inc., a Minnesota corporation.

e.	“Compensation” shall mean all regular straight time gross earnings and shall also include payments for overtime, shift premium and commissions. Compensation shall not include incentive compensation, bonuses or other incentive payments.

f.	“Continuous Status as an Employee” shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered. interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

g.	“Designated Subsidiaries” shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

h.	“Employee” shall mean any person, including an officer, who is customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by the Company or one of its Designated Subsidiaries.

i.	“Exercise Date” shall mean the last day of each third month during the offering period of the Plan.

j.	“Offering Date” shall mean the first day of each offering period of the Plan.

k.	“Plan” shall mean this Employee Stock Purchase Plan.

l.	“Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

3.	Eligibility.

a.	Any person who is an Employee as of the Offering Date of a given offering period and who has had Continuous Status as an Employee for six consecutive months shall be eligible to participate in such offering period under the Plan, subject to the requirements of paragraph 5(a) and the limitations imposed by Section 423(b) of the Code. All eligible Employees who elect to participate in this Plan shall have the same rights and privileges except as provided in Subparagraph (b) below.

b.	Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 425(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, or (ii) which permits his rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its subsidiaries to accrue at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) of fair market value of such stock (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

4.	Offering Periods. The Plan shall be implemented by one offering during each 12 month period of the Plan, commencing on or about either January 1 or July 1 of any calendar year, and continuing thereafter to a date no later than December 31 of the same calendar year or until terminated in accordance with paragraph 20 hereof. The Board of Directors of the Company shall have the power to change the duration of offering periods with respect to future offerings without shareholder approval if such change is announced at least fifteen (15) days prior to the scheduled beginning of the first offering period to be affected.

5.	Participation.

a.	An eligible Employee may become a participant in the Plan by completing a subscription agreement authorizing payroll deduction on the form provided by the Company and filing it with the Company’s payroll office prior to the applicable Offering Date, unless a later time for filing the subscription agreement is set by the Board for all eligible Employees with respect to a given offering.

b.	Payroll deductions for a participant shall commence on the first payroll following the Offering Date and shall end on the Exercise Date of the offering to which such authorization is applicable, unless sooner terminated by the participant as provided in paragraph 11. Payroll deductions must be whole dollar amounts only and may not be less than $10.00 per pay period.

6.	Payroll Deductions.

a.	At the time a participant files his subscription agreement, he shall elect to have payroll deductions made on each payday during the offering period which cumulatively do not exceed ten percent (10%) of his aggregate compensation during said offering period.

b.	All payroll deductions made by a participant shall be credited to his account under the Plan. A participant may not make any additional payments into such account.

c.	A participant may discontinue his participation in the Plan as provided in paragraph 11, or may lower, but not increase, the rate of his payroll deductions during the offering period by completing or filing with the Company a new authorization for payroll deduction. The change in rate shall be effective fifteen (15) days following the Company’s receipt of the new authorization.

7.	Grant of Option.

a.	On the Offering Date of each offering period, each eligible Employee participating in the Plan shall be granted an option to purchase (at the per share option price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions to be accumulated during such offering period (not to exceed an amount equal to ten percent (10%) of his Compensation as of the date of the commencement of the applicable offering period) by eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date, subject to the limitations set forth in Section 3(b) and 13 hereof. Fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 7(b) herein.

b.

The option price per share of the shares offered in a given offering period shall be the lower of: (i) 85% of the fair market value of a share of the Common Stock of the Company on the Offering Date; or (ii) 85% of the fair market value of a share of the Common Stock of the Company on the Exercise

Date. The fair market value of the Company’s Common Stock on a given date shall be determined by the Board in its discretion; provided, however, that where there is a public market for the Common Stock, the fair market value per Share shall be the closing price of the Common Stock for such date, as reported ^ by the National Association of Securities Dealers Automated Quotation (NASDAQ) System or, in the event the Common Stock is listed on a stock exchange, the fair market value per Share shall be the closing price on such exchange on such date, as reported by such exchange.

8.	Exercise of Option. Unless a participant withdraws from the Plan as provided in paragraph 11, his option for the purchase of shares will be exercised automatically on the Exercise Dates of the offering period, and the maximum number of full shares subject to option will be purchased for him at the applicable option price with the accumulated payroll deductions in his account. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During his lifetime, a participant’s option to purchase shares hereunder is exercisable only by him.

9.	Delivery. As promptly as practicable after the Exercise Date of each offering period, the Company shall arrange a “book entry” (i.e., a computerized or manual entry) record in the name of the Employee representing the whole shares or fraction of whole shares purchased upon exercise of his option.

10.	Expenses. All costs of maintaining records and executing transfers will be borne by the Company. Brokerage expenses incurred in connection with the purchase of shares shall be included as part of the costs of the shares to the participating employees.

11.	Withdrawal; Termination of Employment.

a.	A participant may withdraw all but not less than all the payroll deductions credited to his account under the Plan at any time prior to the Exercise Date of the offering period by giving 5 days prior written notice to the Company. All of the participant’s payroll deductions credited to his account will be paid to him promptly after receipt of his notice of withdrawal and his option for the current period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period.

b.	Upon termination of the participant’s Continuous Status as an Employee prior to each Exercise Date of the offering period for any reason, including retirement or death, the payroll deductions credited to his account will be returned to him or, in the case of his death, to the person or persons entitled thereto under paragraph 15, and his option will be automatically terminated.

c.	In the event an Employee fails to remain in Continuous Status as an Employee of the Company for at least twenty (20) hours per week during the offering period in which the employee is a participant, he will be deemed to have elected to withdraw from the Plan and the payroll deductions credited to his account will be returned to him and his option terminated.

d.	A Participant who withdraws from an offering may not revoke that withdrawal and recommence payroll deductions during the same offering period.

e.	A participant’s withdrawal from an offering will not have any effect upon his eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

12.	Interest. No interest shall accrue on the payroll deductions of a participant in the Plan.

13.	Stock.

a.

The maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be 4,750,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 19. If the total number of shares which would otherwise be subject to options granted pursuant to Section 7(a) hereof on the Offering Date of an offering period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available for option grant in as uniform a manner as shall be practicable and as it shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of payroll deductions, if necessary.

b.	The participant will have no interest or voting right in shares covered by his option until such option has been exercised.

c.	Shares to be delivered to a participant under the Plan will be registered in the name of the participant or in the name of the participant and his spouse.

14.	Administration. The Plan shall be administered by the Board of the Company or a committee of members of the Board appointed by the Board. The administration, interpretation or application of the Plan by the Board or its committee shall be final, conclusive and binding upon all participants. Members of the Board who are eligible Employees are permitted to participate in the Plan, provided that:

a.	Members of the Board who are eligible to participate in the Plan may not vote on any matter affecting the administration of the Plan or the grant of any option pursuant to the Plan.

b.	If a Committee is established to administer the Plan, no member of the Board who is eligible to participate in the Plan may be a member of the Committee.

15.	Designation of Beneficiary.

a.	A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under the Plan in the event of such participant’s death subsequent to the end of the offering period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under the Plan in the event of such participant’s death prior to the Exercise Date of the offering period.

b.	Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16.	Transferability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 15 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 11.

17.	Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

18.	Reports. Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of payroll deductions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

19.

Adjustments Upon Changes in Capitalization.    Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under the Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the offering period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each option under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that the participant shall have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the Board makes an option fully exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify the participant that the option shall be fully exercisable for a period of (30) days from the date of such notice, and the option will terminate upon the expiration of such period.

The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

20.	Amendment or Termination. The Board of Directors of the Company may at any time terminate or amend the Plan. Except as provided in paragraph 19, no such termination can affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant, nor may an amendment be made without prior approval of the shareholders of the Company (obtained in the manner described in paragraph 22) if such amendment would:

a.	Increase the number of shares that may be issued under the Plan;

b.	Permit payroll deductions at a rate in excess of ten percent (10%) of the participant’s Compensation;

c.	Change the designation of the employees (or class of employees) eligible for participation in the Plan; or

d.	If the Company has a class of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) at the time of such amendment, materially increase the benefits which may accrue to participants under the Plan.

If any amendment requiring shareholder approval under this paragraph 20 of the Plan is made subsequent to the first registration of any class of equity securities by the Company under Section 12 of the Exchange Act, such shareholder approval shall be solicited as described in paragraph 22 of the Plan.

21.	Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22.	Shareholder Approval.

a.	Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. If such shareholder approval is obtained at a duly held shareholders’ meeting, it must be obtained by the affirmative vote of the holders of a majority of the outstanding shares of the Company, or if such shareholder approval is obtained by written consent, it must be obtained by the unanimous written consent of all shareholders of the Company; provided, however, that approval at a meeting or by written consent may be obtained by a lesser degree of shareholder approval if the Board determines, in its discretion after consultation with the Company’s legal counsel, that such a lesser degree of shareholder approval will comply with all applicable laws and will not adversely affect the qualification of the Plan under Section 423 of the Code.

b.	If and in the event that the Company registers any class of equity securities pursuant to Section 12 of the Exchange Act, any required approval of the shareholders of the Company obtained after such registration shall be solicited substantially in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

c.	If any required approval by the shareholders of the Plan itself or of any amendment thereto is solicited at any time otherwise than in the manner described in paragraph 21(b) hereof, then the Company shall, at or prior to the first annual meeting of shareholders held subsequent to the later of (1) the first registration of any class of equity securities of the Company under Section 12 of the Exchange Act or (2) the granting of an option hereunder to an officer or director after such registration, do the following:

i.	furnish in writing to the holders entitled to vote for the Plan substantially the same information which would be required (if proxies to be voted with respect to approval or disapproval of the Plan or amendment were then being solicited) by the rules and regulations in effect under Section 14(a) of the Exchange Act at the time such information is furnished; and

ii.	Commission four copies of the written information referred to in subsection (ii) hereof not later than the date on which such information is first sent or given to shareholders.

23.	Conditions Upon Issuance of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

24.	Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by the shareholders of the Company as described in paragraph 22. It shall continue in effect for an indefinite duration unless sooner terminated under paragraph 20.

Patterson Companies, Inc. 1031 Mendota Heights Road St. Paul, Minnesota 55120	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Patterson Companies, Inc., a Minnesota corporation, hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement, each dated August 11, 2006, and hereby appoints James W. Wiltz and R. Stephen Armstrong, or either of them, proxies and attorneys-in-fact, with full power to each of substitution and revocation, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of shareholders to be held at 2930 Waters Road, Suite 100, Eagan, Minnesota 55121, on Monday, September 18, 2006, at 4:30 p.m. local time, or at any adjournment or postponement thereof, and to vote, as designated below, all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

Shareholders are requested to follow the telephone or internet voting instructions on the reverse side, or to mark, date and sign this proxy on the reverse side and return it promptly in the enclosed envelope. No postage is required.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your proxy.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Friday, September 15, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/pdco — QUICK EASY IMMEDIATE

•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on Friday, September 15, 2006.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Patterson Companies, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by telephone or internet, please do not mail your proxy card

ò  Please detach here  ò

1.    To elect three directors to have terms expiring in 2009 (Rudnick, Slavkin and Wiltz) and one director to have a term expiring in 2007 (Reich), and until their successors shall be elected and duly qualified.

			☐ FOR all nominees (except as marked below)	☐ WITHHOLD AUTHORITY to vote for all nominees
01 Ellen A. Rudnick 04 Charles Reich	02 Harold C. Slavkin	03 James W. Wiltz
(Instructions: To withhold authority to vote for any nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To approve the Amended and Restated Employee Stock Purchase Plan.	☐ For	☐ Against	☐ Abstain
3. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending April 28, 2007.	☐ For	☐ Against	☐ Abstain

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL. ABSTENTIONS WILL BE COUNTED TOWARDS THE EXISTENCE OF A QUORUM.

Address Change? Mark Box      ☐      Indicate changes below:        Date                                                                                                                , 2006

Signature(s) in Box

(If there are co-owners both must sign)

Please sign exactly as name appears on this proxy. When shares are held by joint tenants, both should sign. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.